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Exhibit 12.1

SI International, Inc. and Subsidiaries
Calculation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
(Amounts in thousands)

	3 Months Ended
	March 27, 2004	March 29, 2003
Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$3,896	$2,461
Add: Fixed charges computed below	1,069	600

Earnings from continued operation before fixed charges	$4,965	$3,061

Fixed charges
Interest expenses	$426	$66
Amortization of deferred financing costs and debt discount	108	96
Rental interest factor	535	438

Total fixed charges	$1,069	$600

Preferred Stock Dividends	$—	$—

Ratio of earnings to fixed charges	4.64	5.10

Ratio of earnings to fixed charges and Preferred Stock Dividends	4.64	5.10

SI International, Inc. and Subsidiaries
Calculation of Ratios of Earnings to Fixed Charges
(Amounts in thousands)

	Twelve Months Ended
	December 27, 2003	December 28, 2002	December 29, 2001	December 30, 2000	January 1, 2000
Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$12,163	$3,922	$(72)	$(322)	$382
Add: Fixed charges computed below	2,307	4,888	4,810	5,168	586

Earnings from continued operation before fixed charges	$14,470	$8,810	$4,738	$4,846	$968

Fixed charges
Interest expenses	$227	$2,129	$3,159	$3,792	$419
Amortization of deferred financing costs and debt discount	379	1,190	292	231	0
Rental interest factor	1,701	1,569	1,359	1,145	167

Total fixed charges	$2,307	$4,888	$4,810	$5,168	$586

Ratio of earnings to fixed charges	6.27	1.80	0.99	0.94	1.65

SI International, Inc. and Subsidiaries
Calculation of Ratios of Earnings to Fixed Charges
and Preferred Stock Dividends
(Amounts in thousands)

	Twelve Months Ended
	December 27, 2003	December 28, 2002	December 29, 2001	December 30, 2000	January 1, 2000
Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$12,163	$3,922	$(72)	$(322)	$382
Add: Fixed charges computed below	2,307	4,888	4,810	5,168	586

Earnings from continued operation before fixed charges	$14,470	$8,810	$4,738	$4,846	$968

Fixed charges
Interest expenses	$227	$2,129	$3,159	$3,792	$419
Amortization of deferred financing costs and debt discount	379	1,190	292	231	0
Rental interest factor	1,701	1,569	1,359	1,145	167

Total fixed charges	$2,307	$4,888	$4,810	$5,168	$586

Preferred Stock Dividends	$—	$1,954	$2,052	$1,505	$251

Ratio of earnings to fixed charges and Preferred Stock Dividends	6.27	1.29	0.69	0.73	1.16

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SI International, Inc. and Subsidiaries Calculation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends (Amounts in thousands)